Exhibit 10.1

PERSONAL AND CONFIDENTIAL

March 2, 2023

[Participant Name]

Dear [•],

    As you know, National CineMedia, Inc. (the “Company”), is the managing member of National CineMedia, LLC (“NCM LLC”). The Company and NCM LLC are currently facing a challenging business environment. In light of this situation, the Board of Directors of the Company and its Committees have approved a compensation program to satisfy the Company’s employee retention priorities in this difficult time and to incent identified employees to remain with the Company through a Final Vesting Date, as defined in this letter agreement (this “Agreement”) . As such, we have been authorized to offer you the opportunity to earn a cash bonus on, and subject to, the terms and conditions set forth in this Agreement. We thank you for our continued dedication to the Company.

Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 3.
1.Retention Bonus Award.

(a)Subject to the terms of this Agreement, the Company has granted you the opportunity to earn a cash retention bonus in the aggregate amount of U.S. $[____] (the “Retention Bonus”). Subject to your execution of this Agreement, including your repayment obligations under Section 1(c) , the Company will advance and prepay the Retention Bonus, net of applicable taxes and withholdings, on or around March 2, 2023.

(b)The Retention Bonus is subject to a service-based vesting condition of your continued employment with the Company for one year. Except as otherwise provided herein, the Retention Bonus will become earned, vested and no longer subject to the repayment obligations under Section 1(c) in four equal installments on a quarterly basis, through the Final Vesting Date (as defined below), subject to your continuous employment through each such Vesting Date (the amount so vested, “Vested Bonus Amount”). The “Vesting Dates” are on or about May 31, 2023, August 31, 2023, November 30, 2023 and the final vesting date as of February 28, 2024, (the “Final Vesting Date”). In the event your employment is transferred to NCM LLC as a result of the Company resigning as managing member of NCM LLC, you will have satisfied the service condition if you continue to provide services to NCM LLC as set forth in your employment agreement. Unvested amounts of the Retention Bonus shall be referred to in this Agreement as the “”Unvested Bonus Amount.”

(c) You will be required to repay the Net After-Tax Value of any Unvested Bonus Amount in the event your employment with the Company is terminated (or you are under notice of such a termination) for Cause or as a result of your voluntary resignation (or providing notice of such a resignation) (other than as a result of death or Disability) without Good Reason prior to the Final Vesting Date. For the avoidance of doubt, if your employment terminates as a result of a Qualifying Termination prior to the Final Vesting Date and the condition set forth in Section 2 is satisfied, the total amount of the Retention Bonus will be deemed earned and vested and will not be required to be repaid. Any required repayment of the Retention Bonus must be made promptly, and in all events within sixty (60) calendar days following the date of your termination of employment with the Company.

(d)Notwithstanding Section 1(c), you will be entitled to retain any Vested Bonus Amount in the event your employment with the Company is terminated provided that you satisfy the condition in Section 2.

2.Release Condition. Your eligibility and entitlement to retain any amounts under Section 1 of this Agreement in connection with a Qualifying Termination (other than due to death) is dependent upon your execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form provided by the Company (the “Release”), which form shall be generally consistent with the form of general release then used by the Company for senior executives. The Release shall release the Company and its affiliates, and the foregoing entities’ respective stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans), from any and all claims,

Exhibit 10.1
including any and all causes of action arising out of your employment with the Company or its affiliates or the termination of such employment, but excluding all claims to payments you may have under this Agreement or any vested rights or benefits under any of the Company’s benefit plans or any other agreement in which you are party to immediately prior to your termination of employment. If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by you, then you shall not be entitled to any portion of the Retention Bonus under Section 1 and shall be subject to the repayment obligation of Section 1(c). As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which shall occur no later than seven (7) days after the date of the Qualifying Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” for a group or class of employees (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.
3.Definitions. For purposes of this Agreement: the defined terms used in this Agreement have the following meanings. If your employment is transferred to NCM LLC as a result of the Company resigning as managing member of NCM LLC prior to the Final Vesting Date, then the term “Company” used below shall mean “NCM LLC.” Notwithstanding the foregoing, if you are party to an effective employment, severance or change in control agreement with the Company or a subsidiary that contains a definition of one or more of the following terms, then in lieu of the following definitions, for purposes of this Agreement, the meanings for such term will be as specified in such other agreement.
(a) “Cause” shall mean the occurrence of any one of the following, as determined in good faith by the Board of Directors of the Company:
(i)your gross negligence, willful misconduct or dishonesty with respect to the Company;
(ii) your abuse of alcohol or drugs rendering you unable to perform the material duties and services required for your position with the Company;
(iii)your commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of you at the expense of the Company or any of its affiliates;
(iv)your willful and material violation of the written policies of the Company or any of its affiliates as in effect from time to time, your willful breach of a material obligation of yours to the Company pursuant to your duties and obligations under the Company’s Bylaws, or your willful and material breach of a material obligation of yours to the Company or any of its affiliates pursuant to this Agreement or any award or other agreement between you and the Company or any of its affiliates; or
(v)your behavior or commission of an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company.
With respect to Section 3(a)(iv), no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company, and provided further that no act or failure to act shall constitute Cause under Section 3(a)(iv) unless, if remediable, the Company has given written notice thereof to you, and you have failed to remedy such act or failure to act within thirty (30) days following written notice. By way of clarification, but not limitation, for purposes of this definition of the term Cause, materiality shall be determined relative to this Agreement and your employment, rather than the financial status of the Company as a whole.
(b)“Change of Control” shall be deemed to have occurred upon the occurrence of:
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust)

Exhibit 10.1
sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) or (B) of paragraph (iv) below, or (E) any acquisition by a Founding Member (as defined in the National CineMedia, LLC Third Amended and Restated Limited Liability Operating Agreement, dated as of February 13, 2007); or
(ii)The acquisition by any Person, other than a Founding Member, of the right to (A) elect or (B) nominate for election or (C) designate for nomination pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members, a majority of the members of the Company’s Board;
(iii)The acquisition by any Person, other than the Company or a Founding Member, of beneficial ownership of more than 50% of the Units of NCM LLC; or
(iv)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or was designated pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members shall be considered as though such individual were a member of the Incumbent Board, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or (B) the Founding Members beneficially own, more than 50% of, respectively, the outstanding shares of common stock or voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or
(v)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or
(vi)Approval by the members of NCM LLC of a complete liquidation or dissolution of NCM LLC.
Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code, any such event must constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i).
(c)“Disability” shall mean the illness or other mental or physical disability resulting in your failure to perform substantially your duties under this Agreement for a period of six or more consecutive months, provided that such condition results in you being “disabled” within the meaning of Section 409A of the Internal Revenue Code.
(d)“Good Reason” shall mean your voluntary resignation of employment for one or more of the following reasons occurring without your consent:
(i)a material adverse change in the nature, scope or status of you position, authorities or duties, (specifically including, but not limited to not being the [_______________] of the Company);

Exhibit 10.1
(ii)a material reduction in your base salary or target bonus, long-term incentive award value, or material reduction to your aggregate benefits, or other compensation plans (other than those reductions or changes that equally affect other senior executives);
(iii) relocation of your primary place of employment by more than thirty-five (35) miles from your primary place of employment immediately prior to your execution of this Agreement (in a direction that increases your daily commute, and provided that a request by the Company for you to work primarily from a home office is not a relocation for purposes of this Agreement);
(iv)failure by an acquirer to assume this Agreement at the time of a Change of Control; or
(v)a material breach by the Company, or its successor, of this Agreement.
Notwithstanding the foregoing, prior to your voluntary resignation for Good Reason, you must give the Company written notice of the existence of any condition set forth in clause (i) – (v) above within 30 days of such initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, your resignation shall not be deemed for Good Reason and you would be subject to the repayment obligations of Section 1(c). If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason and it is determined such Good Reason does exist, you shall be deemed to have terminated your employment for Good Reason.
(d)    For purposes of calculating any repayment amounts due under this Agreement, “Net After-Tax Value” shall be determined assuming you pay tax at the highest effective marginal combined federal, state and local income tax rate for the year in which the repayment event occurs applicable to individual taxpayers residing in your city and state.
(e)    “Qualifying Termination” shall mean your termination of employment as a result of any of the following reasons: (i) by your employer without Cause, (ii) by you with Good Reason, (iii) your death, or (iv) your Disability.
4. Tax Matters. You shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you, the amount of any required withholding taxes in respect of the awards under this Agreement. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and all such provisions shall be construed and interpreted accordingly.
5.Retention Rights. This Agreement does not give you the right to continue in the employ of the Company or its affiliates or to be retained by the Company or its affiliates in any other capacity.
6.Confidentiality. As a condition to this Agreement and the Retention Bonus, you agree to keep the existence and terms of this Agreement in the strictest confidence and not reveal this information to any persons other than your spouse or tax, legal or financial advisor(s). Failure to comply with the confidentiality requirement will result in forfeiture of the Retention Bonus hereunder. Notwithstanding anything to the contrary, nothing in this Agreement limits or prohibits you from (i) filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company, (ii) discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. You understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.
7.Binding Effect. This Agreement is personal to you and may not be assigned by you except upon death. This Agreement inures to the benefit of and is binding upon each of you, the Company, and any successors to the Company.

Exhibit 10.1
8.Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Colorado (without regard to their choice of law provisions).
9.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of you and the Company, and our respective heirs, legal representatives, successors, and permitted assigns.
10.Entire Agreement. This Agreement, along with any employment agreement you have with the Company, any confidentiality agreement and the Release, is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may not be modified except in writing signed by both parties. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together will constitute one fully-executed agreement.

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Exhibit 10.1

By signing below, you acknowledge receipt of this Agreement, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement; and (b) you understand and agree that this Agreement constitutes the entire understanding between you and the Company regarding the Retention Bonus.

                                NATIONAL CINEMEDIA, INC

                                By:_____________________________
                                Name: Tom Lesinski
                                Title: CEO

Accepted and Agreed:

______________________________
Name:    [Name of Employee]
Date: __________________